Exhibit 99.1

Applied Digital Anticipates in Excess of $1.5 Million in Annual
Savings Through Consolidation of Canadian Operations at
VeriChip Corporation
Tuesday November 7, 9:31 am ET

VeriChip to consolidate all Canadian HealthCare Security Operations in Ottawa while closing its operations in Vancouver

DELRAY BEACH, Fla.—(BUSINESS WIRE)—Applied Digital Solutions (NASDAQ:ADSX - News) announced today that its subsidiary, VeriChip Corporation, will consolidate its Canadian healthcare security operations into an existing facility located in Ottawa, Ontario, Canada. The consolidation will entail the closing of operations in Vancouver, British Columbia. The consolidation will eliminate duplicative functions and should improve operating efficiencies, positioning VeriChip to execute on strategic initiatives to become the leading provider of RFID systems for the healthcare industry. Applied Digital believes the consolidation will result in annual savings in excess of $1.5 million and will have no effect on revenue growth.

Applied Digital expects to accrue one-time charges for the consolidation in the range of $0.8 million to $1.4 million, approximately $0.2 million of which are related to non-cash charges. The Company anticipates that $0.6 million to $1.2 million of these charges will be taken in the fourth quarter of 2006.

About Applied Digital - “The Power of Identification Technology”

Applied Digital is the parent company of VeriChip Corporation. Applied Digital develops innovative identification and security products for consumer, commercial, and government sectors worldwide. Through Applied Digital’s affiliates, the company offers unique and often proprietary products provide identification and security systems for people, animals, the food supply, government/military arena, and commercial assets. Included in this diversified product line are RFID applications, end-to-end food safety systems, GPS/Satellite communications, and telecomm and security infrastructure, positioning Applied Digital as a leader in identification technology. Applied Digital is the owner of a majority position in Digital Angel Corporation (AMEX:DOC - News).

About VeriChip Corporation

VeriChip Corporation, headquartered in Delray Beach, Florida, develops, markets and sells radio frequency identification, or RFID, systems used to identify, locate and protect people and assets. VeriChip’s goal is to become the leading provider of RFID systems for people in the healthcare industry. VeriChip sells passive RFID systems for identification purposes and active RFID systems for local-area location and identification purposes. VeriChip recently began to market its VeriMed(TM) Patient Identification System used to rapidly and accurately identify people who arrive in an emergency room and are unable to communicate. This system uses the first human-implantable passive RFID microchip, the implantable VeriChip(TM), cleared for medical use in October 2004 by the United States Food and Drug Administration. For more information on VeriChip, please call 1-800-970-2447, or email info@verichipcorp.com. Additional information can be found online at www.verichipcorp.com.

Statements about Applied Digital’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and Applied Digital’s actual results could differ materially from expected results. The company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

Contact:
Investors:
CEOcast, Inc.
Dan Schustack, 212-732-4300
dschustack@ceocast.com
or
Media:
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Nicole Philbin, 202-572-6231
nphilbin@dcgpr.com